Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington D.C. 20549

We were previously the independent accountants for Alliance Government
Reserves.   We have read their notification of change in independent
accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.




						McGladrey & Pullen, LLP


New York, New York
February 26, 2000